Exhibit 23.2

CONSENT OF PETROTECHNICAL SERVICES,

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent oil and gas consultants, PetroTechnical Services, Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-190457 on Form S-3 of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated 25 February 2014, included in or made part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended 31 December 2013 filed on 27 February 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PETROTECHNICAL SERVICES, DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II, PG, CPG
Name:	Charles M. Boyer II, PG, CPG
Title:	Northeast Basin Business Manager Adviser – Unconventional Reservoirs

Pittsburgh, Pennsylvania

10 April 2014